                                                                    EXHIBIT 3.5

                              TABLE OF CONTENTS

                                  BYLAWS OF
                        FHP INTERNATIONAL CORPORATION




   ARTICLE I.                     MEETINGS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . .  1
   ---------                      ------------------------

         1.                       Annual Meetings . . . . . . . . . . . . . . . . . . . . . . .  1
         2.                       Special Meetings  . . . . . . . . . . . . . . . . . . . . . .  1
         3.                       Place of Meeting  . . . . . . . . . . . . . . . . . . . . . .  1
         4.                       Calling and Notice of Meetings  . . . . . . . . . . . . . . .  2
         5.                       Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         6.                       Loss of Quorum  . . . . . . . . . . . . . . . . . . . . . . .  3
         7.                       Adjournments  . . . . . . . . . . . . . . . . . . . . . . . .  3
         8.                       Conduct of Meeting  . . . . . . . . . . . . . . . . . . . . .  3
         9.                       List of Stockholders  . . . . . . . . . . . . . . . . . . . .  3
         10.                      Record Date . . . . . . . . . . . . . . . . . . . . . . . . .  4
         11.                      Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         12.                      Notice of Stockholder Business
                                  and Nominations . . . . . . . . . . . . . . . . . . . . . . .  4
         13.                      Inspectors; Opening and Closing
                                  the Polls . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         14.                      Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         15.                      Record Date for Action by
                                  Written Consent . . . . . . . . . . . . . . . . . . . . . . .  8
         16.                      Inspectors of Written Consent . . . . . . . . . . . . . . . .  9
         17.                      Effectiveness of Written Consent  . . . . . . . . . . . . . . 10

   ARTICLE II.                    BOARD OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . 10
   ----------                     ------------------

         1.                       General Powers  . . . . . . . . . . . . . . . . . . . . . . . 10
         2.                       Number and Term of Office . . . . . . . . . . . . . . . . . . 10
         3.                       Regular Meetings  . . . . . . . . . . . . . . . . . . . . . . 11
         4.                       Special Meetings  . . . . . . . . . . . . . . . . . . . . . . 12
         5.                       Notice of Special Meetings  . . . . . . . . . . . . . . . . . 12
         6.                       Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         7.                       Loss of Quorum  . . . . . . . . . . . . . . . . . . . . . . . 12
         8.                       Adjournments  . . . . . . . . . . . . . . . . . . . . . . . . 12
         9.                       Conduct of Meetings . . . . . . . . . . . . . . . . . . . . . 12
         10.                      Consent in Lieu of Meeting  . . . . . . . . . . . . . . . . . 13
         11.                      Resignations  . . . . . . . . . . . . . . . . . . . . . . . . 13
         12.                      Removal of Directors  . . . . . . . . . . . . . . . . . . . . 13
         13.                      Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         14.                      Telephonic Meetings . . . . . . . . . . . . . . . . . . . . . 13

                               TABLE OF CONTENTS

                                   BYLAWS OF
                         FHP INTERNATIONAL CORPORATION




   ARTICLE III.                   COMMITTEES OF THE BOARD OF DIRECTORS  . . . . . . . . . . . . . . 14
  -----------                     ------------------------------------

         1.                       Committees Designated by the
                                  Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . 14
         2.                       Meetings; Minutes . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.                       Quorum; Loss of Quorum  . . . . . . . . . . . . . . . . . . . . . 14
         4.                       Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         5.                       Consent in Lieu of Meeting  . . . . . . . . . . . . . . . . . . . 15
         6.                       Telephonic Meetings . . . . . . . . . . . . . . . . . . . . . . . 15
         7.                       Adjournments  . . . . . . . . . . . . . . . . . . . . . . . . . . 15

   ARTICLE IV.                    OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   ----------                     --------

         1.                       Number; Positions . . . . . . . . . . . . . . . . . . . . . . . . 15
         2.                       Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         3.                       Appointment; Qualifications . . . . . . . . . . . . . . . . . . . 16
         4.                       Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         5.                       Succession  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

   ARTICLE V.                     SHARES OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . 17
   ---------                      ---------------

         1.                       Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . 17
         2.                       Lost, Destroyed, Stolen and
                                  Mutilated Certificates  . . . . . . . . . . . . . . . . . . . . . 17

   ARTICLE VI.                    GENERAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . 18
   ----------                     ---------------

         1.                       Waiver of Notice  . . . . . . . . . . . . . . . . . . . . . . . . 18
         2.                       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 18
         3.                       Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         4.                       Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         5.                       Right of Inspection . . . . . . . . . . . . . . . . . . . . . . . 19
         6.                       Conformity with Law . . . . . . . . . . . . . . . . . . . . . . . 19

                                     BYLAWS

                                       OF

                         FHP INTERNATIONAL CORPORATION

                             A DELAWARE CORPORATION

                        ________________________________


                                   ARTICLE I

                            MEETINGS OF STOCKHOLDERS


         1. Annual Meetings. An annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may come before the meeting shall be held on the third Thursday in November of each calendar year, or on such other date as may be fixed by the Board of Directors, at a time to be fixed by the Board of Directors.

         2. Special Meetings. Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation ("Preferred Stock") with respect to such series of Preferred Stock, a special meeting of the stockholders of the Corporation for any purpose may be called at any time as follows:

                 A.       By the Chairman of the Board; or

                 B. By resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board").

         3. Place of Meeting. The Board of Directors may designate the place of meeting, within or without the State of Delaware, for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

         4. Calling and Notice of Meetings. Not less than 10 or more than 60 days before the date on which any meeting of the stockholders is to be held, written notice of the meeting shall be provided to each stockholder of record entitled to vote at the meeting. This notice shall be provided by mailing it, postage prepaid, to the address furnished by each stockholder to the Secretary for that purpose, or if he has not done so, then to his address as it appears on the records of the Corporation. This notice may also be provided by telex, telegraph, cable or personal delivery. This notice must state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Article VI, Section 1 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

         5. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the holders of shares of stock constituting a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

         6. Loss of Quorum. In the event of withdrawal from a meeting of enough stockholders such that less than a quorum remains, business may continue to be transacted so long as any action taken is approved by at least a majority of votes required to constitute a quorum.

         7. Adjournments. The Chairman of any stockholders' meeting or the holders of shares of stock constituting a majority of the voting power present in person or by proxy may adjourn the meeting from time to time, whether or not there is a quorum present. No notice of the time and place of adjourned meetings need be given except as required by law. At any such resumed stockholders' meeting at which a quorum is present, any business may be transacted which otherwise might have been transacted at the original meeting.

         8. Conduct of Meeting. Every meeting of stockholders shall be chaired by the Chairman of the Board or, in his absence, the President or, in his absence, any other officer or director of the Corporation chosen as meeting chairman by a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote.

         9. List of Stockholders. The Secretary, or other officer or Director who has charge of the Corporation's stock ledger, shall prepare or cause to be prepared, at least 10 days before each meeting of the stockholders at which Directors of the Corporation are to be elected, a list of all stockholders entitled to vote at the meeting, showing alphabetically, the name and address of, and number of shares registered to, each stockholder. This list shall be present during the meeting and shall be available to all stockholders throughout this 10-day period at or within reasonable distance from the place where the meetings to be held. This list shall be conclusive evidence of the stockholders of record and entitled to examine it or the books of the Corporation, or to vote at meetings.

         10. Record Date. The Board of Directors may fix in advance a date as the record date for determining the following:

                 A. The stockholders entitled to notice of or to vote at any meeting, or to vote on any corporate action;

                 B. The stockholders entitled to receive dividends or distributions;

                 C. The stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock; or

                 D. The stockholders entitled to participate in any other lawful transaction.

         11. Voting. At each meeting of stockholders, each stockholder of record as of the record date shall be entitled to one vote for each share of voting stock of the Corporation registered in his name on the books of the Corporation. Subject to the rights of the holders of any series of Preferred Stock to elect Directors under specified circumstances, Directors shall be elected by the greatest number of the affirmative votes cast. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, all other matters shall be decided by the majority of votes cast. Neither the election of Directors nor any other action need be by ballot.

         12.     Notice of Stockholder Business and Nominations.

                 A. Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw.

                          (2)  For nominations or other business to be properly
brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

                          (3)  Notwithstanding anything in the second sentence
of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

                 B. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the

Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

                 C. General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

                          (2)  For purposes of this Bylaw, "public
announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                          (3)  Notwithstanding the foregoing provisions of this
Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or
(ii) of the holders of any series of Preferred Stock to elect Directors under specified circumstances.

         13. Inspectors; Opening and Closing the Polls. The Chairman of the meeting may appoint one or more inspectors of an election of directors.
The inspectors, who need not be stockholders, but who may serve the Corporation in other capacities, shall decide the qualification of voters and the validity of ballots, count votes and declare results. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

         The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

         14. Proxies. Every stockholder may authorize in writing another person, who need not be a stockholder, to take any action and exercise any right held by the stockholder. Every such proxy must be signed by the stockholder or his attorney in fact, and shall, unless stated otherwise, be valid for a period of 3 years.

         15. Record Date for Action by Written Consent. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

         16. Inspectors of Written Consent. In the event of the delivery, in the manner provided by Article I, Section 15, to the Corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation shall engage nationally recognized independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with

Article I, Section 15 represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

         17. Effectiveness of Written Consent. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated written consent was received in accordance with Article I, Section 15, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation in the manner prescribed in Article I, Section 15.

                                   ARTICLE II
                               BOARD OF DIRECTORS

         1. General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors shall have such authority and powers of the Corporation to do all such lawful acts as are not required to be done by the stockholders.

         2. Number and Term Of Office. The Board of Directors shall consist of not less than seven or more than eleven members. The initial number of Directors shall be seven. Thereafter, the number of Directors shall be fixed from time to time by the Board of Directors. Directors need not be stockholders of the Corporation. Commencing with the annual meeting of stockholders to be held in 1986, the Board of Directors shall be classified, with respect to the time for which the Directors severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, such that approximately one-third of the members of the Board shall be elected at each annual meeting of stockholders. One class, to be comprised of approximately one-third of the Directors, as designated by the Board of Directors, shall hold office until the annual meeting of stockholders to be held in 1987; a second class, to be comprised of approximately one-third of the Directors, as designated by the Board of Directors, shall hold office until the annual meeting of stockholders to be held in 1988; and a third class, to be comprised of approximately one-third of the Directors, as designed at the Board of Directors, shall hold office until the annual meeting of stockholders to be held in 1989. The successors to each class of Directors whose terms expire shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until the election and qualification of the successors to such class of Directors. In case of any increase in the number of Directors of any class, any additional Directors elected to such class shall hold office for a term which shall coincide with the term of such class.

                 A. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in Article I,
Section 12 of these Bylaws.

         3. Regular Meetings. The Board of Directors shall hold a regular meeting for the election of officers, the constitution of committees, and the transaction of other business as soon as is practicable after each annual meeting of stockholders. Other regular meetings of the Board of Directors may be held. Regular meetings shall be held at such time and place as the Board fixes at its annual meeting. No additional notice of any regular meeting shall be required.

         4. Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary, or in his absence, the Assistant Secretary, on the request of:

                 A.       The Chairman of the Board;

                 B.       The written request of a majority of directors.

         5. Notice of Special Meetings. Written notice of the time and place of each special meeting of the Board of Directors shall be given to each Director at least 5 calendar days prior to said meeting. Such notice need not state the purpose of the meeting.

         6. Quorum. A majority of Directors shall constitute a quorum at any meeting.

         7. Loss of Quorum. In the event of withdrawal from a meeting of enough Directors such that less than a quorum remains, business may continue to be transacted so long as any action taken is approved by at least a majority of Directors required to constitute a quorum.

         8. Adjournments. At any Directors' meeting, a majority of the Directors present, although less than a quorum, may vote to adjourn the meeting from time to time without notice other than announcement of the time and place at which the meeting shall resume. At any such resumed meeting, any business may be transacted which otherwise might have been transacted at the original meeting.

         9. Conduct of Meetings. Every meeting of the Board of Directors shall be chaired by the Chairman of the Board or, in his absence, the President or, in his absence, any other officer or director of the corporation designated in advance as meeting chairman by the Chairman of the Board or, if the Chairman of the Board fails to so designate, then any other officer or director of the Corporation chosen by a majority of the Directors present.

         10. Consent in Lieu of Meeting. Any action of the Board of Directors may be taken without a meeting if all Directors consent to the action in writing and the writings evidencing such consent are filed with the minutes of Board proceedings.

         11. Resignations. Any Director may resign at any time by giving written notice to the Board of Directors. Acceptance of such resignation shall not be necessary to make it effective.

         12. Removal of Directors. Any or all Directors may be removed only with cause by a vote of the holders of a majority of the voting power of the Corporation entitled to vote at an election of Directors.

         13. Vacancies. Any vacancy on the Board of Directors may be filled as follows:

                 A.       By a vote of a majority of the remaining Directors; or

                 B.       By the sole remaining Director.

         The Director filling a vacancy shall hold office for the remainder of the term of the Director causing the vacancy. No decrease in the number of authorized Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

         14. Telephonic Meetings. Subject to the notice provisions of paragraph 5 of Article II, the members of the Board of Directors may be present at, and participate





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
in, a Board meeting by means of conference telephone or similar communications equipment, so long as all participants in the meeting can hear each other.

                                  ARTICLE III
                      COMMITTEES OF THE BOARD OF DIRECTORS

         1. Committees Designated by Board of Directors. The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, designate a Compensation Committee and an Audit Committee. The Chairman of the Board and the President shall be members of the Executive Committee. The other members of all committees shall be nominated by the Chairman of the Board subject to approval by a majority of the authorized number of directors. All committees shall possess those powers and duties as the Board may lawfully delegate to them from time to time.

         2. Meetings; Minutes. Each committee shall meet at such times and places as it so decides, and shall fix whatever procedures it shall follow. Each committee shall keep minutes of its meetings, which shall be presented at the next regular meeting of the Board of Directors and shall be entered into the minutes of the Board.

         3. Quorum; Loss of Quorum. A majority of the members of a committee shall constitute a quorum. In the event of withdrawal from a meeting of enough committee members such that less than a quorum remains, business may continue to be transacted so long as any action taken is approved by at least a majority of members required to constitute a quorum.

         4. Resignations. Any member of a committee may resign at any time by giving written notice to the Board of Directors. Acceptance of such resignation shall not be necessary to make it effective.





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
         5. Consent in Lieu of Meeting. Any action of a committee may be taken without a meeting if all members consent to the action in writing and the writings evidencing such consent are filed with the minutes of committee proceedings.

         6. Telephonic Meetings. Subject to the procedures adopted by its members pursuant to paragraph 2 of this Article III the members of a committee may be present at and participate in a committee meeting by means of conference telephone or similar communications equipment, so long as all participants in the meeting can hear each other.

         7. Adjournments. At any committee meeting, a majority of the members present, although less than a quorum, may vote to adjourn the meeting from time to time without notice other than announcement of the time and place at which the meeting shall resume. At any such resumed meeting, any business may be transacted which otherwise might have been transacted at the original meeting.

                                   ARTICLE IV
                                    OFFICERS

         1. Number; Positions. The officers of the Board of Directors shall include the Chairman of the Board and, if desired by the Board, a Vice Chairman of the Board. The officers of the Corporation shall include the President, Secretary and Treasurer, and such other officers, including one or more Executive Vice Presidents, Senior Vice Presidents and Vice Presidents as the Board of Directors may deem desirable. One person may hold the offices and perform the duties of any two or more offices.

         2. Powers. (a) Subject to these Bylaws and any determination by the Board of Directors, each officer shall have such powers and duties as are customarily inherent in and exercised by his office.

                 (b) The Chief Executive Officer of the Corporation, subject to direction and control of the Board of Directors, shall have overall responsibility for the management and direction of the business and affairs of the Corporation.

                 (c) The Chief Operating Officer of the Corporation, subject to direction and control of the Board of Directors and the Chief Executive Officer, shall have active direction of the business and day-to-day operations of the Corporation.

                 (d) Notwithstanding any other provisions of this Article IV, and at the discretion of the Board of Directors, the powers and duties of the Chief Executive Officer may be conferred upon and exercised by an "Office of the Chief Executive" consisting of one or more officers designated by the Board. Such officers may hold the same or different titles as determined by the Board.

                 (e) Unless otherwise determined by the Board of Directors pursuant to Section 2(d) of this Article IV, the Chief Executive Officer shall also be the President.

         3. Appointment; Qualifications. Board and corporate officers shall be chosen by majority vote of the Board of Directors, and shall serve at the pleasure of the Board. The President shall be a Director of the Corporation; otherwise, officers need not be stockholders or Directors of the corporation.

         4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors. Acceptance of such resignation shall not be necessary to make it effective.

         5. Succession. In the event the Chairman of the Board is unable to serve due to death or incapacity, then the President shall assume the Chairmanship. In the event the President of the Corporation is unable to serve due to death or incapacity, then the Executive Vice President shall assume the Presidency. In the event the Executive Vice President of the Corporation is unable to serve due to death or incapacity, the Senior Vice President with the most tenure as Senior Vice President shall assume the Executive Vice Presidency. In any case, such succession to the Chairmanship or Presidency or Executive Vice Presidency shall last only until the Board acts to elect new officers.

                                   ARTICLE V
                                SHARES OF STOCK

         1. Stock Certificates. Stock certificates shall be in such form as the Board of Directors shall specify. Certificates shall be issued in consecutive order and shall be signed by the Chairman of the Board, the President, or a Vice President and by the Secretary, Assistant Secretary or Treasurer, and sealed with the seal of the Corporation. Each certificate shall specify the number and class of shares held by the person named therein as a stockholder. The signatures and corporate seal on the certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed any certificate has ceased to hold his position with the Corporation before such certificate is issued, such certificate may nevertheless be issued with the same effect as if such person continued to hold his position with the Corporation. Any restrictions on the transfer of any shares shall be noted conspicuously on the certificate.

         2. Lost, Destroyed, Stolen and Mutilated Certificates. In the event a certificate is lost, destroyed, stolen or mutilated, the Board of Directors may in its discretion authorize the issuance of a replacement certificate on such terms and conditions as the Board may require, including the provision of indemnification of the Corporation.

                                   ARTICLE VI
                                GENERAL MATTERS

         1. Waiver of Notice. Whenever any notice is required to be given the person entitled to such notice or his attorney in fact may waive such notice in writing before or after the matter in respect of which notice is required has occurred. Any waiver need not specify the matter for which notice is waived. Presence in person or by proxy at any portion of a meeting shall constitute a waiver of notice of such meeting, unless such presence is for the purpose of objecting to the transaction of any business thereat.

         2. Indemnification. Indemnification by the Corporation of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that such person is or was a Director, officer, employee or agent ("agent") of the Corporation, or is or was serving at the request of the Corporation as an agent of another Corporation, partnership, joint venture, trust or other enterprise ("other entity"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and other amounts actually and reasonably incurred by such persons (including advancement of expenses incurred in defending any such-proceeding), shall, to the full extent permitted by, and in accordance with the procedures and requirements set forth in, applicable law
(i) be mandatory if such agent is or was a Director or officer of the Corporation or of such other entity and (ii) be authorized, subject to the discretion of the Board of Directors, if such person is or was an employee or other agent (not a Director or officer) of the Corporation or such other entity; provided, however, that the Corporation shall not be required to indemnify any person with respect to any proceeding which was initiated by such person.

         3. Records. The Secretary shall keep written minutes of the proceedings of the stockholders, Board of Directors and committees of the Corporation at the principal executive office of the Corporation. These records shall be open to inspection and copying during ordinary business hours by any Director. This right of inspection shall also be enjoyed by all stockholders so long as it is exercised for a purpose reasonably related to the person's interest as a stockholder.

         4. Reports. The Board of Directors may employ accountants and auditors to prepare such statements and reports which are required by applicable law or which the Board desires.

         5. Right of Inspection. Any stockholder shall have the right to inspect the books and records of the Corporation during normal business hours for any purpose reasonably related to that person's status as a stockholder.

         6.      Conformity with Law.

                 A. In General. In the event that any portion of these Bylaws is found not to be in conformance with applicable law, such portion shall, if possible, be deemed modified to conform retrospectively and prospectively with applicable law. If any portion of these Bylaws is found fatally inconsistent with applicable law, then the remainder of these Bylaws shall continue in full force and effect.

                 B. Conformity With Applicable California Law. In the event the Corporation is advised by its counsel that it is subject to the provisions of California Corporations Code Section 2115, then these Bylaws shall be deemed amended to include, and the Corporation shall follow the requirements of those applicable provisions of the Code set forth in said Section. In the event the Corporation is so advised and inasmuch, as and for as long as, there are fewer than 100 shareholders, the requirement of an annual report to shareholders referred to in Section 1501 of the California Corporations Code is expressly waived.




BYLAWS\EXH3-5.10K





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